EXHIBIT 23.3
MSI
Maritime Strategies International Ltd.
48 Marney Rd.
London, SW11 5EP
October 11th, 2007
FreeSeas Inc.
89 Akti Miaouli & Mavrokordatou Street
185 38, Piraeus, Greece
Dear Sirs:
     Reference is made to the Form F-1 registration statement, as the same may be amended from time to time (collectively, the “Registration Statement”), of FreeSeas Inc. (the “Company”), to be filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the public offering of the Company’s shares of common stock.
     We hereby consent to (i) the use of the graphical and statistical information supplied by us as set forth in the Registration Statement, including, without limitation, such information contained under the sections of the Registration Statement titled “Prospectus Summary—Drybulk Shipping Industry Trends,” “Business” and “The International Drybulk Shipping Industry,” (ii) the references to our company in the Registration Statement, (iii) the naming of our company as an expert in the Registration Statement, and (iv) the filing of this letter as an exhibit to the Registration Statement to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act. We also hereby agree to execute and deliver such other and further consents as the Company may reasonably request.

Very truly yours, MARITIME STRATEGIES INTERNATIONAL LTD.

By:	/s/ Michael Payne
	Name:	Michael Payne
	Title:	Managing Director

48 Marney Road, London, SW115EP, tel: 020-7223-9990, Fax: 020-7223-9991
email: info@msiltd.com website: www.msiltd.com
Reg.No. 1955571 V.A.T.No: 417.7897-05